EXHIBIT 99
----------
FOR IMMEDIATE RELEASE                                  CONTACT:
Thursday October 21, 2004                              John A. Ustaszewski
                                                       Chief Financial Officer
                                                       (740) 657-7000


               DCB FINANCIAL CORP ANNOUNCES THIRD QUARTER EARNINGS

LEWIS CENTER, Ohio, October 21, -- DCB Financial Corp, (OTC Bulletin Board DCBF) announced earnings of $0.38 per share for the three months ended September 30, 2004. This represents a $0.12, or 46% increase in earnings from the $0.26 reported for the third quarter 2003. Year to date DCB reported earnings of $1.37 per share compared to $0.93 per share for the nine-months ending September 30, 2003. Return on assets for the third quarter was 102 basis points compared to 74 for the third quarter 2003, while return on equity was 11.4% compared to 8.4% for the same period in 2003. The improved earnings are mainly attributed to strong loan growth, improved credit quality, improved net interest margin and continued emphasis on cost control programs implemented earlier this year and in 2003.

"We are extremely pleased with our third quarter results," said Jeff Benton, President and CEO. "We continue to generate strong loan growth in our markets, we've added deposits, and we've done this while maintaining our high credit standards." Benton added, "We're also seeing the results of our sales training initiatives and cost control programs, as we've been able to generate more new business while keeping a line on operating expenses."

Continued strong loan growth during the quarter allowed total loans to exceed $460 million for the first time in The Bank's history. Overall, loans increased $55.6 million or an annualized 18.3% since year-end 2003. The majority of growth has occurred within the commercial and commercial real estate categories, but there was also strength within retail loans. While loan balances have increased, credit trends continued to show improvement over prior periods. At September 30, 2004 delinquencies declined to 1.22% from 2.10% at September 30, 2003. Allowance for loan and lease losses was 101 basis points at quarter-end, down from 108 basis points at year-end, while net non-performing loans declined to .40% from ..63% at year-end.

Net interest income was $5.1 million for the three months ended September 30, 2004, compared to $4.5 million for the same period in 2003. The increase is mainly attributable to increased loan balances coupled with increased overall net interest margin. The Company's net interest margin improved to 3.83% on average earning assets of $545.2 million. This compares to 3.64% for the three months ended September 30, 2003. The increase in margin is attributable to both increased yields on loans and investments, but also to controlled deposit costs and The Bank's ability to grow deposits to fund loan growth. Since year-end 2003, overall deposits have increased $16.3 million or 3.7% while short-term borrowings have declined by $12.4 million, effectively reducing the overall cost of funds.

Total non-interest expense declined to $3.8 million from $4.0 million or 5.2%, for the current period ended September 30, 2004, compared to the same period in 2003. The reduction was primarily the result of a decrease in occupancy and equipment expense, reduced professional and legal fees, and a slight reduction in salaries and benefits expense. The Company's efficiency ratio for the quarter declined to 58.6% from 68.3% in the third quarter 2003.

The Board of Directors has declared a dividend of $0.11 per share payable November 17, 2004 to shareholders of record as of November 1, 2004.

DCB Financial Corp (the "Corporation") is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the "Bank") a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 15 full-service branch offices located in Delaware and the surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions, however such services are not a significant part of its current operations or revenues.

APPLICATION OF CRITICAL ACCOUNTING POLICIES
DCB's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.

The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation's 2003 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

FORWARD-LOOKING STATEMENTS
Certain statements in this report constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the "Bank"). Where used in this report, the word "anticipate," "believe," "estimate," "expect," "intend," and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management's belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.

The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)

October 21, 2004 Press Release

                               DCB FINANCIAL CORP

                       Key Ratios and Other Financial Data
                                   (Unaudited)
                             (Dollars in thousands)

--------------------------------------------------------------------------------

                                                       Three Months Ended $(000)
                                                       -------------------------
                                                 9/30/04       9/30/03       12/31/03
                                                 --------      --------      --------
Key Financial Information:
-------------------------

Net interest income                              $  5,125      $  4,455      $  4,759

Provision for loan and lease losses                   497           375           355

Non-interest income                                 1,316         1,440         1,705

Non-interest expense                                3,828         4,039         4,216

Net income                                          1,507         1,012         1,311

Loan balances (average)                           446,989       391,113       399,712

Deposit balances (average)                        443,789       443,713       445,810

Basic and diluted earnings per common share      $   0.38      $   0.26      $   0.33

Total shares outstanding (000)                      3,935         3,935         3,935

SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)

October 21, 2004 Press Release


                                                                            Three Months Ended
                                                                            ------------------
                                                                      9/30/04      9/30/03     12/31/03
                                                                      -------      -------     --------
Key ratios:
-----------

Return on average assets                                                1.02%         .74%        0.94%

Return on average shareholders' equity                                 11.42%        8.37%       10.64%

Non-interest expense to average assets                                  0.65%        0.77%        0.76%

Efficiency ratio                                                       58.59%       68.33%       64.43%

Net interest margin                                                     3.83%        3.64%        3.72%

Equity to assets at period end                                          8.92%        8.94%        8.98%

Allowance for loan losses as a percentage of period-end loans           1.01%        1.08%        1.07%

Total allowance for losses on loans to non-performing loans           253.21%      171.57%      268.34%

Net charge-offs (annualized) as a percent of average loans              0.38%        0.43%        0.28%

Non-performing loans to total loans (net)                               0.40%        0.63%        0.40%

Delinquent loans (30+ days)                                             1.22%        2.10%        1.56%